Exhibit 99.1

NeuroMetrix Reports Q2 2012 Results

Commercial Progress in Diabetes Market

WALTHAM, Mass., July 26, 2012 (BUSINESS WIRE) -- NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the diagnosis and treatment of the neurological complications of diabetes, today reported business and financial highlights for the quarter and six months ended June 30, 2012.

There was encouraging progress in the diabetes business as the Company accelerated sales of NC-stat® DPNCheck™, its diagnostic test for the evaluation of peripheral neuropathies such as diabetic peripheral neuropathy (DPN). DPN affects over 50% of people with diabetes and causes significant morbidity including pain, increased risk of falling in the elderly, and is the primary trigger for diabetic foot ulcers which may require lower extremity amputations. The Company also reported progress in commercializing its R&D pipeline with the SENSUS™ pain management device which is targeted for market launch in the fourth quarter of 2012.

Recent highlights include:

•	Penetration of the managed care market was initiated with a substantial order from WellMed Medical Group of San Antonio, TX. WellMed provides care to approximately 100,000 Medicare Advantage patients and plans to regularly evaluate its patient population for peripheral neuropathies such as DPN. During the second quarter NC-stat DPNCheck devices and consumables were delivered to WellMed, training was completed and product use has started. Managed care represents the most compelling near term market opportunity for NC-stat DPNCheck.
•	Retail health is an important market where the Company is building a presence. During the second quarter, the Company filled a large order from Wal-Mart Canada Corp. and Wal-Mart began to offer foot examinations, with NC-stat DPNCheck as a key component, at its Canadian pharmacies that have a diabetes focus.
•	The strategically important endocrinology and podiatry markets continued to show progress in NC-stat DPNCheck device placements at the pace seen in preceding quarters.
•	The installed base of NC-stat DPNCheck devices reached 500 in May and now stands at 590. The Company is at a pace to achieve its goal of 1,000 devices in the market by year end.
•	Commercial launch of SENSUS remains on track for the fourth quarter. The Company filed a 510(k) submission with the FDA in April 2012 and subsequent requests for additional information have been promptly addressed by the Company. The Company filed a second 510(k) submission in June 2012 for the Company’s proprietary SENSUS electrode. This single-patient electrode will provide 1-2 weeks of use and represents a recurring revenue stream from use of the SENSUS product.
•	The recent American Diabetes Association (ADA) meeting provided an opportunity for the Company to discuss its products and pipeline with leaders in the diabetes community.

“Our recent successes in managed care and retail health are encouraging,” said Shai N. Gozani M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “Our challenge is to leverage growing product recognition into broader adoption, particularly in managed care, while remaining on track with the SENSUS commercial launch. We continue to see an attractive diabetes franchise opportunity focused on DPN.”

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The Company reported its financial results for the second quarter of 2012. Total revenues were $2.2 million compared with $2.6 million for the second quarter of 2011. Revenues increased sequentially from $2.1 million in the first quarter of 2012. Diabetes products contributed revenue of $648,000 with the balance of $1.6 million in revenue derived from the legacy neurodiagnostic business now managed to optimize cash flow. Gross margin in the second quarter of 2012 was 55% of total revenues compared with 57% of total revenues for the second quarter of 2011. Operating expenses for the second quarter of 2012 were $4.0 million compared to $3.9 million in the second quarter of 2011. Net loss for the second quarter of 2012 was $2.8 million, or $0.22 per share. The Company reported a net loss of $2.4 million for the second quarter of 2011, or $0.63 per share. NeuroMetrix reported net cash usage of $1.9 million in the second quarter of 2012 and ended the period with cash resources of $13.3 million.

For the six month period ended June 30, 2012, the Company reported revenues of $4.3 million and a net loss of $5.5 million, or $0.53 per share. In the comparable six month period ended June 30, 2011, the Company recorded revenues of $5.5 million and a net loss of $5.1 million, or $1.33 per share.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, July 26, 2012 at 8:00 a.m., Eastern time. To access the call, dial 866-813-5647 (domestic), or 847-619-6249 (international). The confirmation code is 32913623. The call will also be webcast and will be accessible from the Company's website at http://www.neurometrix.com under the "Investor Relations" tab. A replay of the conference call will be available for three months starting two hours after the call by dialing 888-843-7419 (domestic) or 630-652-3042 (international), and the confirmation code is 32913623.

About NeuroMetrix

NeuroMetrix is an innovative medical device company that develops and markets home use and point-of-care devices, associated consumables, and support software for the treatment and management of diabetes and its complications. The company is focused on nerve related complications of diabetes, called diabetic neuropathies, which affect over 50% of people with diabetes. If left untreated, diabetic neuropathies trigger foot ulcers that may require amputation, cause disabling chronic pain, and increase the risk of falling in the elderly. The annual cost of diabetic neuropathies has been estimated at $14 billion in the United States. The company’s products are used by physicians and other clinicians in retail health settings such as pharmacies, and by managed care organizations to optimize patient care and reduce healthcare costs. The company markets the NC-stat DPNCheck device, which is a rapid, accurate, and quantitative point-of-care test for diabetic neuropathy. This product is used to detect diabetic neuropathy at an early stage and to guide treatment. The company is in late stage development of SENSUS, a pain management device. The company has additional therapeutic products in its pipeline. For more information, please visit http://www.neurometrix.com.

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Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations relating to the adoption of NC-stat DPNCheck, our ability to build a successful business focused on diabetic peripheral neuropathy, and our hope of expanding our commercial sales channel of our diabetic neuropathy products. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, our estimates of future performance, including the expected timing of the launch of our SENSUS product; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for our SENSUS product; and our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Thomas T. Higgins

Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com

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NeuroMetrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues	$2,205,831	$2,571,840	$4,287,373	$5,476,686
Cost of revenues	983,350	1,110,073	2,118,294	2,365,648
Gross margin	1,222,481	1,461,767	2,169,079	3,111,038
Operating expenses:
Research and development	1,020,726	1,123,509	1,998,792	2,220,331
Sales and marketing	1,595,642	1,479,519	3,129,743	3,354,129
General and administrative	1,382,268	1,301,476	2,573,332	2,683,571
Total operating expenses	3,998,636	3,904,504	7,701,867	8,258,031

Loss from operations	(2,776,155)	(2,442,737)	(5,532,788)	(5,146,993)
Interest income	4,027	6,019	8,325	13,018

Net loss	$(2,772,128)	$(2,436,718)	$(5,524,463)	$(5,133,975)

Net loss per common share, basic and diluted	$(0.22)	$(0.63)	$(0.53)	$(1.33)

Note: per share amounts have been adjusted to reflect the Company’s

1:6 reverse stock-split which occurred on September 1, 2011.

Condensed Balance Sheets

(Unaudited)

	June 30, 2012	December 31, 2011

Cash and cash equivalents	$13,324,824	$10,290,446
Other current assets	1,972,847	3,204,860
Noncurrent assets	384,776	725,477
Total assets	$15,682,447	$14,220,783

Current liabilities	$2,419,659	$3,012,916
Noncurrent liabilities	152,573	119,346
Stockholders’ equity	13,110,215	11,088,521
Total liabilities and stockholders’ equity	$15,682,447	$14,220,783

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